EXHIBIT 10.09

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made and entered into by and between Adelphia Communications Corporation, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Robert Wahl (the “Executive”) as of November 10, 2004 (the “Agreement”).  The Company and the Executive are sometimes each individually referred to in this Agreement as a “Party” and are sometimes collectively referred to herein as the Parties.

WHEREAS, the Company and the Executive are currently parties to an employment agreement and/or letter from the Company or an Affiliate describing the terms and conditions of the Executive’s employment (the “Prior Agreements”); and

WHEREAS, the Company and the Executive have agreed that the terms and conditions of the Executive’s employment with the Company will now be governed by this Agreement; and,

WHEREAS, this Agreement shall supersede the Prior Agreements in all respects.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.             Definitions.

(a)           “Affiliates” shall mean with respect to the Company, (i) any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Company or (ii) any entity in which the Company owns an equity interest, either directly or indirectly.

(b)           “Base Salary” shall have the meaning set forth in Section 4 of this Agreement.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Cause” shall mean:

(i)              the Executive is indicted for, pleads nolo contendere to, or is convicted of a felony, or other crime involving theft, fraud, dishonesty or moral turpitude; or

(ii)             the Executive engages in willful misconduct that results in any material harm to the Company; or

(iii)            the Executive commits any material breach of the Company’s Code of Ethics; or

(iv)           the Executive’s repeated failure to carry out the lawful duties of his/her position despite specific instruction to do so;

(v)            a breach by the Executive of any of the representations and warranties set forth in Section 14(b) of this Agreement; or

(vi)           the Executive breaches any other material term of this Agreement which breach has not been cured by the Executive within 20 days following written notice delivered by the Company in accordance with the provisions of Section 22 of this Agreement.

(e)           “Code of Ethics” shall mean the Code of Business Conduct and Ethics adopted by the Board which is in effect at the applicable period of time, provided that a copy of such Code of Ethics has been delivered to the Executive prior to such applicable period of time.

(f)            “Committee” shall mean the Compensation Committee of the Board or any other committee of the Board performing similar functions.

(g)           “Disability” shall mean the Executive’s inability to substantially perform his/her duties and responsibilities under this Agreement by reason of any physical or mental impairment that would entitle Executive to long-term disability benefits under the Company’s long-term disability plan then in place.

(h)           “Effective Date” shall mean the date on which the Executive first commences employment with the Company pursuant to this Agreement.

(i)            “Good Reason” shall mean any of the following events, if such events occur without the Executive’s express written consent:

(i)             there is a material reduction in the Executive’s Base Salary or Target Incentive Bonus;

(ii)            there is a diminution of the Executive’s duties;

(iii)           the Executive is demoted or removed from the position of Senior Vice President of the Northeast Region;

(iv)           the Executive is relocated to a principal place of employment that is more then 50 miles from his/her principal place of residence; or

(v)            there is any other material breach of this Agreement which is not cured by the Company within 30 days following written notice delivered by the Executive in accordance with the provisions of Section 22 of this Agreement.

(j)            “Target Incentive Bonus” shall have the meaning set forth in Section 5 of this Agreement.

(k)           “Term” shall mean the period commencing on the Effective Date and ending on the date Executive’s employment is terminated, in accordance with the provisions of Section 9 of this Agreement.

2.             Employment.  The Company hereby continues to employ the Executive, and the Executive hereby accepts such terms of employment, on the terms and conditions set forth herein.  The Executive’s principal place of employment shall be the Company’s executive offices located in 200 Minuteman Park, Andover, MA 01810, though Executive acknowledges that he/she may be required to travel from time to time for business reasons.

3.             Position, Duties and Responsibilities.

(a)           During the Term, the Executive shall serve as Senior Vice President of  the Northeast Region of the Company, with such duties and responsibilities as are customarily incident to his/her position.  The Executive shall perform such duties and carry out such responsibilities as may be determined from time to time by the Company.  The Executive shall devote all of his/her business time, attention and skill to the performance of such duties and responsibilities, and shall use his/her best efforts to promote the interests of the Company and its Affiliates.

(b)           The Executive shall not be precluded from (i) serving on the boards of directors other companies that do not compete with the Company, trade associations and/or charitable organizations, subject to the reasonable approval of the Chief Executive Officer, (ii) engaging in charitable activities and community affairs, and (iii) managing his/her personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his/her duties and responsibilities to the Company.  Notwithstanding the foregoing, the Executive shall not engage in any business activity which is in violation of the Code of Ethics.

4.             Base Salary.  During the Term, the Executive shall be paid an annualized salary of $260,000, subject to periodic review, which amount may be increased but not decreased (the “Base Salary”).

5.             Annual Bonuses.  The Executive shall be eligible for an annual performance-based cash bonus (“Incentive Bonus”) which shall be determined by and paid based upon minimum, target and maximum performance goals to be set by the Compensation Committee, which shall include such criteria as the Compensation Committee shall deem appropriate.  The Executive’s target Incentive Bonus for any year shall be 50 percent of Executive’s Base Salary (“Target Incentive Bonus”).  The Incentive Bonus shall be prorated for less than a full year of employment to the extent set forth in this Agreement.  The Incentive Bonus shall be paid following the end of each fiscal year in accordance with Company policy as in effect from time to time.

6.             Performance Retention Plan.  The Executive shall be eligible to participate in the Company’s Performance Retention Plan (the “PRP”).  The initial terms of the Executive’s participation include a grant of  150  percent of Base Salary in effect on the grant date.    Grants under the PRP will be administered in accordance with the terms of the PRP plan document, including proration of the grant for the first employment year.

7.             Other Employee Benefit Programs.

(a)           During the Term, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded, but excluding any plans providing for severance.

(b)           The Executive shall be entitled to 4 weeks paid vacation per year to be taken in accordance with the Company vacation policy.

8.             Reimbursement of Business and Other Expenses.

(a)           The Executive is authorized to incur reasonable expenses in carrying out his/her duties and responsibilities under this Agreement in accordance with Company policy including, but not limited to, expenses for travel and entertainment.  The Company shall promptly reimburse Executive for all business expenses incurred in connection with carrying out the business of the Company, provided the Executive shall account for and substantiate all such expenses in accordance with the Company’s policies for its senior executives.

(b)           The Company shall reimburse Executive for reasonable legal costs incurred by Executive in connection with the review of this Employment Agreement.

9.             Termination of Employment.  Notwithstanding any other provision of this Agreement, the Executive’s employment shall be terminated upon the first occurrence of any event set forth below.  All rights and obligations of the parties shall terminate as of the effective date of such termination except as expressly set forth in this Agreement.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Term.  The effective date of termination shall be the date of Executive’s death or Disability, as the case may be.  In the event of the Executive’s death or Disability, the Executive (or his/her estate) shall be entitled to the following:

(i)             accrued and unpaid Base Salary through the date of death or Disability;

(ii)            any accrued and unpaid Incentive Bonus, for the calendar year prior to the death or Disability and any other accrued and unpaid amounts earned by Executive prior to the date of his/her death or Disability;

(iii)           a pro-rata portion of the annual Incentive Bonus for the year in which Executive’s death or Disability occurs equal to the product of (A) the Executive’s Target Incentive Bonus for such year, and (B) a fraction, the numerator of which shall be the number of days in the calendar year which have elapsed as of the date of the termination and the denominator of which is 365; and

(iv)           all vested benefits accrued under any benefit plans, programs or arrangements in which the Executive participated during the Term, and an amount equal to such reasonable and necessary business expenses incurred by the Executive prior to the effective date of the termination which had not previously been reimbursed pursuant to Section 8.

(b)           Termination for Cause or Termination by Executive Without Good Reason.  The Executive may terminate his/her employment voluntarily without Good Reason upon sixty (60) days’ prior written notice to the Company.  In such event, the effective date of termination shall be the sixtieth day following the date such notice is given.  The effective date of any termination of Executive’s employment for Cause shall be determined in accordance with the provisions of Section 1(d) and Section 22 of this Agreement.  In the event Executive is terminated for Cause, or he/she terminates his/her employment voluntarily without Good Reason, he/she shall be entitled to:

(i)           accrued, unpaid Base Salary through the effective termination date; and

(ii)          all vested benefits accrued under any benefit plans, programs or arrangements in which the Executive participated during the Term; and an amount equal to such reasonable and necessary business expenses incurred by the Executive prior to the effective date of the termination which had not previously been reimbursed pursuant to Section 8.

(c)           Termination of Employment by the Company other than for Death, Disability or Cause or Termination by Executive for Good Reason.  In the event the Executive’s employment is terminated by the Company other than for death, Disability or Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive the following payments and benefits:

(i)             accrued and unpaid Base Salary through the termination date;

(ii)            any accrued and unpaid Incentive Bonus for the calendar year prior to the date of termination and any other accrued and unpaid amounts earned by Executive prior to the effective date of such termination;

(iii)           a pro-rata portion of the Incentive Bonus for the year in which the termination occurs equal to the product of (A) the Executive’s Target Incentive Bonus for such year, and (B) a fraction, the numerator of which shall be the number of days in the calendar year which have elapsed as of the date of the termination and the denominator of which is 365;

(iv)           all vested benefits accrued under any benefit plans, programs or arrangements in which the Executive participated during the Term, and an amount equal to such reasonable and necessary business expenses incurred by the Executive prior to the effective date of the termination which had not previously been reimbursed pursuant to Section 8;

(v)            payment of an amount equal to the Base Salary for a period of two (2) years;

(vi)           for the twenty-four (24) month period following the effective date of termination, the Company shall pay 100% of the premium cost to provide the Executive with health insurance benefits no less favorable than those that the Executive was receiving at the time notice of termination is given.  Notwithstanding the foregoing, such health insurance benefits shall constitute secondary coverage with respect to any health insurance benefits actually received by the Executive in connection with any subsequent employment (or self-employment) during such twenty-four month period following the Executive’s termination; and

(vii)          in the event the Executive has relocated at the Company’s request since March, 2003 (the “Initial Relocation”), the Executive shall be entitled to reimbursement in accordance with the Company’s Relocation Policy in effect as of the effective date of termination, for the costs incurred in connection with a relocation back to the location from which the Executive was moved in connection with the Initial Relocation within 12 months following the effective date of termination, as applicable; provided, that such reimbursement shall not exceed the lesser of (I) $125,000, and (II) the amount paid by the Company to the Executive (or to a third-party on behalf of the Executive) in connection with the Initial Relocation..

(d)           PRP.  The Executive’s right to payments, if any, under the PRP upon termination of employment shall be governed by the PRP.

(e)           Release.  The Company may require the Executive to execute a general release in favor of the Company and its Affiliates as a condition to the payment of any amounts described in this Section 9.

10.           Restrictive Covenants.

(a)           The Executive agrees that any right to receive any further payments or benefits hereunder will cease if the Executive breaches any of the provisions of Section 10(b) through 10(d) below.

(b)           Noncompetition; Nonsolicitation. By and in consideration of the substantial compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive agrees that he/she shall not, during the Term and for at least twelve (12) months following termination of employment for any reason, without the express prior written approval of the Company, acting alone or in conjunction with others, directly or indirectly (i) become employed, retained or engaged (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) by any  regional bell operating company and their affiliates, including but not limited to Qwest, Verizon, Bell South and SBC, and any so-called satellite company, including, but not limited to Dish Network Service Corporation and DIRECTV Holdings LLC and any of their affiliates; (ii) induce any customers of the Company or any of its Affiliates with whom the Executive has had contacts or relationships, directly or indirectly, during and within the scope of his/her employment with the Company, to curtail or cancel their business with the Company or any of its Affiliates; (iii) induces, or attempts to influence, any employee of the Company or any of its Affiliates to terminate employment; or (iv) solicits or retains as an employee or independent contractor, or assists any third party in the solicitation or retention as an employee or independent contractor, any person who during the previous twelve months was an employee of the Company or any Affiliate; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant; further, provided , however, that that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (b)(i) above.

(c)           Confidential Information. During the Term and at all times thereafter, the Executive agrees that he/she will not divulge to anyone (other than the Company or any persons employed or designated by the Company or the Executive’s financial or legal advisors) any knowledge or information of a confidential nature relating to the business of the Company or any of its Affiliates (unless ascertainable from public or published information or trade sources), as well as any information of a confidential nature obtained from customers, clients or other third parties, including, without limitation, all types of trade secrets and confidential commercial information, and the Executive further agrees not to disclose, publish or make use of any such knowledge or information without the prior written consent of the Company; provided, however, that the Executive may disclose any such information if required by a court order or other similar request.

(d)           Cooperation.  The Executive agrees to cooperate with the Company, during the Term and at all times thereafter, by being reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Affiliate, as reasonably requested.  The Company agrees to reimburse the Executive for all expenses actually incurred by the Executive in connection with his/her provision of testimony or assistance.

(e)           The Executive agrees that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to an immediate injunction and restraining order from any court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive.  The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages.  Notwithstanding anything contained herein to the contrary, the Company’s obligation to make any payments under this Agreement shall cease and the Executive agrees to pay to the Company, upon written demand of the Company, in a single cash, lump sum, the net after-tax amounts received as severance benefits under this Agreement, if either of the following occur: (i) the Executive breaches any restrictive covenant that he/she is bound to pursuant to any agreement with the Company or an Affiliate, or an employee benefit plan of the Company or an Affiliate, including, without limitation, this Section 10, or (ii) the Executive discloses the terms and conditions of this Agreement and/or his/her right to receive any benefits under this Agreement, unless legally required to disclose such information, to any person other than his/her spouse and/or attorney, provided such spouse and attorney shall also be bound by this confidentiality requirement.

(f)            The provisions of this Section 10 shall survive any termination of this Agreement and the Term, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section.

11.           Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale or reorganization transaction as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his/her rights to payments hereunder, which may be transferred only by will or operation of law.

12.           Intangible Property.  The Executive will not at any time during or after the Term have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by the Company and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the advertising, promotion or business of the Company, whatever the Executive’s involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by the Executive, it being the intention of the Parties that the Executive shall and hereby does, recognize that the Company now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, copyrights (all the Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above.

13.           Insurance.  If the Company desires at any time or from time to time during the Term to apply in its own name or otherwise for life, health, accident or other insurance covering the Executive, the Company may do so and may take out such insurance for any sum which the Company may deem necessary to protect its interests.  The Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical, and other examinations and signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.

14.           Representations.  (a)  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, and the performance of the Company’s obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

(b)           The Executive represents and warrants that he/she is duly authorized to enter into this Agreement.  The Executive represents and warrants that he/she has not made, and will not make, except with the prior written approval of the Company, any contractual or other commitments that may be reasonably expected to conflict with or prevent his/her performance in any material respect of any portion of this Agreement or conflict with the full enjoyment in any material respect by the Company of the rights herein granted.  Without limiting the generality of the foregoing, the Executive represents that he/she is not subject to any noncompetition, confidentiality or similar agreement with any prior employer which would conflict with the performance of his/her duties as contemplated by this Agreement.

15.           Entire Agreement.  This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof.  This Agreement supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including the Prior Agreements.

16.           Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer or director of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer or director of the Company, as the case may be.

17.           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18.           Survival.  The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

19.           No Mitigation.  Without limiting any other provision hereof and except as expressly set forth herein, the Company agrees that any income and other employment benefits received by the Executive from any and all sources other than the Company before, during or after the Term shall in no way reduce or otherwise affect the Company’s obligation to make payments and afford benefits hereunder.

20.           Governing Law/Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO APPLICABLE TO

CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES TO THE EXTENT SUCH LAWS ARE NOT PREEMPTED BY FEDERAL BANKRUPTCY LAW.

The parties hereby (i) submit to the exclusive jurisdiction of the courts of the State of Colorado and the U.S. federal courts (sitting in Colorado), provided that until the consummation of the Plan, the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”) shall have exclusive jurisdiction for any action or proceeding relating to this Agreement, (ii) consent that any such action or proceeding may be brought in any such venue, (iii) waive any objection that any such action or proceeding, if brought in any such venue, was brought in any inconvenient forum and agree not to claim the same, (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions, (v) consent to service of process at the address set forth in Section 22 hereof, and (vi) to the extent applicable, waive their respective rights to a jury trial of any claim or cause of action based on or arising out of this agreement or any dealings between them relating to the subject matter of this agreement.

21.           Withholding.  All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements, except as expressly provided herein.  All amounts shall also be subject to reduction for such additional amounts as may be agreed to by Executive (i.e., payment of the employee portion of any insurance premiums).

22.           Notices.  Any notice given to a Party shall be in writing and shall be deemed to have been given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is also mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and telecopier numbers set forth below (or to such other addresses and telecopier numbers as Party may designate by notice to the other Party):

If to the Company:	Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, Colorado 80111
Attention: General Counsel

If to the Executive:	Robert G. Wahl
10 Dansreau
Middleton, MA 01949

With a copy to:

In addition, any notice of termination by the Company for Cause, or by the Executive for Good Reason (a “Notice of Termination”) shall be set forth in a writing delivered in the manner set forth in this Section 22 which (i) indicates the specific termination provision in this Agreement, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the effective date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

23.           Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ David R. Brunick
Name: David R. Brunick
Title: Senior Vice President – Human Resources

/s/ Robert G. Wahl	November 10, 2004
Robert Wahl	Date Signed